EXHIBIT 23.03

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the director stock option agreement between Cellegy Pharmaceuticals, Inc. and Mr. Richard C. Williams dated November 6, 2003, of our report dated February 13, 2003, (except for Note 13, as to which the date is March 24, 2004) with respect to the consolidated financial statements of Cellegy Pharmaceuticals, Inc. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002, included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

April 6, 2004